EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FIDELIO ACQUISITION COMPANY, LLC,

FIDELIO SUB, INC.

and

INTERTRUST TECHNOLOGIES CORPORATION

Dated as of November 13, 2002

i

5.4	Constituent Documents	14
5.5	Authorization of Agreement and Other Documents	14
5.6	No Violation	15
5.7	Compliance with Laws	15
5.8	SEC Documents; Company Financial Statements	16
5.9	Real Estate	17
5.10	Intellectual Property	17
5.11	Contracts	21
5.12	Insurance	22
5.13	Litigation	22
5.14	Warranties and Product Liability	22
5.15	Taxes	23
5.16	Employee Matters	25
5.17	Labor Matters	27
5.18	Environmental Matters	28
5.19	Affiliated Transactions	29
5.20	Absence of Certain Changes or Events	29
5.21	No Brokers	29
5.22	Opinion of Financial Advisor	29
5.23	Information Supplied	29
5.24	State Takeover Statutes	30
5.25	Rights Agreement	30
5.26	Absence of Certain Business Practices	30
5.27	Required Stockholder Vote; Board Approval	30

	ARTICLE VI COVENANTS

6.1	Alternative Proposals	31
6.2	Interim Operations	32
6.3	Meeting of Company Stockholders	35
6.4	Filings; Other Action	36
6.5	Inspection of Records	36
6.6	Publicity	37
6.7	Company Proxy Statement	37
6.8	Further Action	37
6.9	Expenses	38
6.10	Indemnification of Directors and Officers	38
6.11	Takeover Statutes	39
6.12	Standstill Agreements	40
6.13	FIRPTA Certification	40

	ARTICLE VII CONDITIONS

7.1	Conditions to Each Party’s Obligation to Effect the Merger	40

	ARTICLE VIII TERMINATION

8.1	Termination by Mutual Consent	40
8.2	Termination by Either Buyer or the Company	40
8.3	Termination by the Company	41
8.4	Termination by Buyer	41
8.5	Effect of Termination and Abandonment	41
8.6	Extension; Waiver	42

	ARTICLE IX GENERAL PROVISIONS

9.1	Nonsurvival of Representations; Warranties and Agreements	42
9.2	Notices	43
9.3	Assignment; Binding Effect	44
9.4	Entire Agreement	44
9.5	Amendment	44
9.6	Governing Law; Jurisdiction	44
9.7	Counterparts	44
9.8	Headings	45
9.9	Interpretation	45
9.10	Waivers	45
9.11	Incorporation of Exhibits	45
9.12	Severability	45
9.13	Enforcement of Agreement	45
9.14	Parties in Interest	46

Conditions of the Offer		Annex A

INDEX OF DEFINED TERMS

Page No.
Acceptance Date	2
Agreement	1
Alternative Proposal	31
Benefit Plan	25
Buyer	1
Certificate	6
Certificate of Merger	6
Claim	39
Closing	5
Closing Date	6
Code	23
Company	1
Company Common Stock	1
Company Disclosure Schedule	12
Company Financial Advisor	3
Company Interim Balance Sheet	16
Company Material Adverse Effect	12
Company Options	7
Company Patents	20
Company Products	18
Company Property	18
Company Proxy Statement	3
Company Reports	16
Company Stock Option Plans	7
Company Stockholder Approval	30
Company Stockholder Meeting	35
Company Voting Debt	14
DGCL	6
Dissenting Shares	7
Effective Time	6
Environmental Law	28
ERISA	25
Exchange Act	2
Expiration Date	A-1
GAAP	16
Governmental Authority	11
Hazardous Substance	28
HSR Act	11
Indemnified Parties	39
Independent Directors	4
Intellectual Property	17
IP Contracts	18
Leased Premises	17

Licensed Property	18
Lien	21
Merger	5
Merger Consideration	6
Merger Sub	1
Merger Sub Common Stock	6
Minimum Condition	A-1
Offer	1
Offer Conditions	2
Offer Documents	2
Offer Price	1
Outside Date	41
Owned Property	18
Patent Offices	20
Patents	18
Payment Agent	8
Pension Plans	25
Permits	15
Permitted Encumbrances	21
Person	7
Philips	12
Philips Confidentiality Agreement	37
Real Estate	17
Recommendations	3
Registered Intellectual Property	18
Regulatory Filings	11
Related Party	29
Release	29
Representatives	31
Returns	23
Rights Agreement	30
Rights Agreement Amendment	30
SCA	12
SCA Confidentiality Agreement	37
Schedule 14D-9	3
Schedule TO	2
SEC	2
Securities Act	14
Shrink Wrap Licenses	18
Software	18
Stockholder Agreements	1
Subsidiary	7
Superior Proposal	31
Surviving Corporation	5
Taxes	23
Taxing Authority	23

v

Trade Secrets	18
Trademarks	18
Transaction Expenses	42
Welfare Plans	25

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of November 13, 2002 (the “Agreement”) by and among FIDELIO ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Buyer”), FIDELIO SUB, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and INTERTRUST TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, the Board of Managers of Buyer and the Board of Directors of the Company have determined that a business combination between Buyer and the Company is in the best interests of their respective companies and members or stockholders, as the case may be, and accordingly have agreed to effect the Offer (as defined below) and the Merger (as defined below) provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer and certain stockholders of the Company are entering into stockholder tender and support agreements (the “Stockholder Agreements”) pursuant to which, among other things, each of such stockholders has agreed to, among other things, to tender all of the shares of Company Common Stock (as defined below) owned by such stockholderinto the Offer and to take certain other actions in furtherance of the Merger and to grant an irrevocable proxy to Buyer with respect thereto; and

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

1.1     The Offer.

(a)      Subject to the provisions of this Agreement, as promptly as practicable after the date of the public announcement by Buyer and the Company of this Agreement and in any event no later than seven (7) business days after the date of this Agreement, Buyer shall cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”), with the initial expiration date of the Offer to be twenty (20) business days from the commencement of such Offer, to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) (and, if applicable, any associated rights pursuant to the Rights Agreement or other arrangement of similar effect) at a purchase price (the “Offer Price”) of $4.25 per share of Company Common Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement. The obligation of Buyer to cause Merger Sub to commence the Offer and accept for payment, and pay for, any shares of Company

Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A (the “Offer Conditions”) (any of which may be waived in whole or in part by Buyer or Merger Sub in their reasonable discretion, except that Buyer and Merger Sub shall not waive the Minimum Condition without the consent of the Company) and to the terms and conditions of this Agreement. Buyer and Merger Sub expressly reserve the right to modify the terms of the Offer, except that, without the consent of the Company, Buyer and Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) amend or add to the Offer Conditions; (iv) except as provided in the next sentence, extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) amend any other term of the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Buyer and Merger Sub may, without the consent of the Company, extend the Offer (A) if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived; provided, that notwithstanding anything to the contrary, if any of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Buyer and Merger Sub shall be required to extend the Offer until such condition or conditions are satisfied or waived unless such condition or conditions could not reasonably be expected to be satisfied by the Outside Date; provided further, that in no event shall Buyer and Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date; (B) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) applicable to the Offer; or (C) after the Acceptance Date, for one or more subsequent offering periods of up to an additional twenty (20) business days in the aggregate pursuant to Rule 14d-11 of the Securities Exchange Act of 1934 (such act, as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”)). Subject to the foregoing and applicable law and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Buyer shall cause it to, accept for payment, as promptly as permitted under applicable securities laws, and pay for (after giving effect to any required withholding tax), as promptly as practicable after the date on which Merger Sub first accepts shares for payment pursuant to the Offer (such date, regardless of whether Buyer and Merger Sub elect to provide for one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, the “Acceptance Date”), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b)       On the date of commencement of the Offer, Buyer and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Buyer and Merger Sub agree that the Offer Documents shall comply in all material respects with the Exchange Act and the Offer Documents, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Buyer or Merger Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Buyer, Merger Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Buyer and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Buyer and Merger Sub agree to provide the Company and its counsel any comments Buyer, Merger Sub or their counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt of such comments.

(c)       Buyer shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

1.2       Company Actions.

(a)       The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement; (ii) approving the Offer and the Merger (and effecting the other actions referred to in Sections 5.24 and 5.25); (iii) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (iv) recommending that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and approve the Merger and this Agreement (if required) (the “Recommendations”); provided, however, that the Board of Directors of the Company may withdraw, modify or amend the Recommendations as provided by Section 6.1(c); and (v) approving the acquisition of shares of Company Common Stock by Merger Sub pursuant to the Offer and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations and the fairness opinion of Allen & Company (the “Company Financial Advisor”) in the Schedule 14D-9 (as defined below) and, in each case, as necessary, the proxy statement (including the form of proxies) or information statement relating to the vote of the Company’s stockholders with respect to this Agreement (as amended, supplemented or modified, the “Company Proxy Statement”). The Company has been advised by each of its directors and executive officers that, as of the date hereof, each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

(b)       On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, and the documents included therein, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Recommendations and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Buyer or Merger Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Buyer and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

(c)       In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Buyer and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

1.3       Directors

(a)       Promptly upon the acceptance for payment of Company Common Stock by Merger Sub pursuant to the Offer, Buyer and Merger Sub shall be entitled to designate such number of directors on the Board of Directors of (i) the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, a majority of such directors, and the Company shall, at such time, cause Buyer’s and Merger Sub’s designees to be so elected by its existing Board of Directors and (ii) each Subsidiary of the Company and each committee of the Board of Directors of the Company and each such Subsidiary as will give Merger Sub a majority of such directors or committee, and the Company shall, at the request of Buyer at such time, cause Merger Sub’s designees to be so elected. In the event that Merger Sub’s designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two (2) directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided that, in such event, if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent

Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Buyer or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company will promptly, at the option of Buyer, either increase the size of the Company’s and each Subsidiary’s Board of Directors (and each committee thereof) and/or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to, and to constitute a majority of, the Company’s and each Subsidiary’s Board of Directors (and each committee thereof) as provided above.

(b)       Subject to applicable law, the Company shall take all action requested by Buyer necessary to effect any election contemplated by this Section 1.3, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to include such information in the Schedule 14D-9 (provided that Buyer and Merger Sub shall have provided to the Company on a timely basis all such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to Buyer, Merger Sub and their nominees, officers, directors and affiliates).

(c)       Following the election or appointment of Buyer’s and Merger Sub’s designees pursuant to this Section 2.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for performance of Buyer’s and Merger Sub’s respective obligations under this Agreement or (iv) take any action that would materially delay the receipt of the Merger Consideration by the stockholders of the Company.

ARTICLE II

THE MERGER

2.1       The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.3 of this Agreement), Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”).

2.2       Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 on the date that the last of the conditions set forth in Article VII of this Agreement (other than (i) those that are waived by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date) are satisfied; or (b) at such other place, time and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

2.3    Effective Time.  If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement (including, without limitation, the provisions of Section 3.1) on the Closing Date and shall cause all other filings and records required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the effective time in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth herein and in the applicable provisions of the General Corporation Law (the “DGCL”) of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the debts, liabilities and duties of the Company and Merger Sub.

2.4    Conversion of Shares.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of the following securities:

(i)  each share of common stock of Merger Sub, par value $0.001 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.001 per share, which newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation;

(ii)  subject to Sections 2.4(c) and 2.4(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Common Stock held by the Company or any Subsidiary of the Company and as otherwise provided in Section 2.4.(d) hereof) shall be converted into and represent the right to receive an amount in cash equal to the price per share paid in the Offer, without any interest thereon (the “Merger Consideration”), upon the surrender of a certificate (a “Certificate”) representing such shares of Company Common Stock as provided in Section 2.6 of this Agreement; and

(b)  Immediately following the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest thereon, the Merger Consideration upon the surrender of a certificate representing such shares of Company Common Stock in accordance with the provisions of this Article II.

(c)  Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. Prior to the Effective Time, the Company shall give Buyer prompt notice and copies of any demands received by the Company for appraisal of shares of Company Common Stock and all written or electronic communications between the Company and its representatives, on the one hand, and the dissenting stockholders and their representatives, on the other hand, relating thereto, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle, any demand for appraisal without the prior written consent of Buyer.

(d)  Each share of Company Common Stock owned by Buyer or any Subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(e)  For purposes of this Agreement, (i) the word “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (B) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership); and (ii) the word “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Exchange Act) of any of the foregoing.

2.5     Stock Options.

(a)  All outstanding options to purchase shares of Company Common Stock (the “Company Options”) granted under any of the Company’s 1999 Equity Incentive Plan, the 2000 Supplemental Plan, the 1999 Non-Employee Directors Option Plan, the 1995 Stock Option Plan and any other option plan, agreement or commitment made or maintained by the Company or to which the Company is a party, whether directly or through assumption (collectively, the “Company Stock Option Plans”), shall vest in full on an accelerated basis immediately prior to the Effective Time and may at that time be exercised for any or all of the shares of Company Common Stock subject to such options. To the extent not so exercised, the Company Options shall be cancelled upon the Effective Time. In consideration for such cancelled Company Options and for signing a consent or waiver described below, the Company (or, at Buyer’s option, Buyer) shall pay, in no event later than five (5) business days after the Effective Time, to the holders of such cancelled Company Options an amount in respect of each such cancelled Company Option equal to the product of (i) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect under such Company Option immediately prior to the Effective Time and (ii) the number of shares of Company Common Stock subject thereto at such time (such payment to be net of applicable withholding taxes and without any interest thereon).

(b)  If and to the extent necessary or required under the terms of the Company Stock Option Plans or pursuant to the terms of any Company Options granted thereunder, the Company shall use its reasonable best efforts to obtain a signed consent of each holder of outstanding Company Options to the treatment of such Company Options under paragraph (a) above. In addition, the Company shall use its reasonable best efforts to effect such treatment in conformity with the requirements of Rule 16b-3 under the Exchange Act so that the cancellation of the Company Options shall qualify for the exemption from the short-swing liability provisions of Section 16 of the Exchange Act afforded by Rule 16b-3(e). Except with respect to Company Options for which a signed consent is obtained in accordance with the previous sentence and notwithstanding anything to the contrary in this Section 2.5, no payment shall be made to any holder of a cancelled Company Option unless that holder delivers a signed waiver acknowledging that all of his or her outstanding Company Options (whether or not they have a positive spread triggering a cash payment hereunder) are cancelled at the Effective Time and waiving all of his or her rights under or with respect to those cancelled Company Options (other than the right to receive the payment provided herein).

(c)  The Company shall also take all actions necessary to assure that (i) all outstanding rights under the Company’s 1999 Employee Stock Purchase Plan will be exercised immediately prior to the Effective Time on a final purchase date under such plan determined in accordance with Section 13(c) of such plan and (ii) such plan will terminate concurrently with such exercise of the outstanding rights thereunder.

2.6    Exchange of Certificates Representing Company Common Stock.

(a)  A payment agent selected by Buyer and reasonably acceptable to the Company shall act as payment agent (the “Payment Agent”) in the Merger.

(b)  On the Acceptance Date, or thereafter, as and when needed, Buyer shall deposit or cause to be deposited with the Payment Agent for exchange in accordance with this Article II, an amount in cash sufficient to make the payments required pursuant to Section 2.4 in exchange for certificates formerly representing shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c)  Promptly after the Effective Time, Buyer shall cause the Payment Agent to mail to each holder of a Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.4 (i) a notice of effectiveness of the Merger, (ii) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and (iii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Section 2.4 hereof. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Buyer shall cause to be delivered to the person in whose name such Certificate shall have been issued, or to such person as such person shall direct in writing in the letter of transmittal, a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 2.4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock pursuant to Section 2.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Section 2.4 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to Buyer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Payment Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the consideration to be received by the holders of Company Common Stock pursuant to Section 2.4 hereof.

(d)  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Buyer or the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article II deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(e)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Section 2.4 hereof.

(f)  Any portion of the cash delivered to the Payment Agent in accordance with this Section 2.6 that remains unclaimed one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of a Certificate who has not theretofore surrendered such Certificate for exchange pursuant to this Section 2.6 shall thereafter look only to the Surviving Corporation for payment of the consideration deliverable in respect of such Certificate determined pursuant to this Agreement, without any interest thereon. Payment shall be subject to applicable abandoned property, escheat and similar laws and none of the Payment Agent, Buyer, Merger Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

2.7    Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE III

CERTAIN MATTERS RELATING TO THE SURVIVING CORPORATION

3.1    Certificate of Incorporation of the Surviving Corporation.  Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law.

3.2    Bylaws of the Surviving Corporation.  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law.

3.3    Officers and Directors of the Surviving Corporation.  The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1    Organization and Qualification.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2    Authorization of Agreement and Other Documents.  The execution and delivery of this Agreement have been duly authorized by Buyer and Merger Sub and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement is a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3    No Violation.  Neither the execution and delivery by Buyer and Merger Sub of this Agreement, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby in accordance with its terms, will (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer or Merger Sub; (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Buyer or Merger Sub, under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer or Merger Sub is a party, or by which Buyer or Merger Sub or any of their respective assets or properties is bound or affected, except for any of the foregoing matters which would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to complete the Offer or the Merger; (c) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer, except for any of the foregoing matters which would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to complete the Merger; or (d) other than (i) the filings provided for in Sections 2.3 and 6.7, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) filings and approvals required under applicable foreign or multinational antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89) and (iv) filings required under the Exchange Act or in connection with the maintenance of qualification to do business in other jurisdictions (filings referred in this Section 4.3(d) being collectively referred to as the “Regulatory Filings”), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic, foreign or multinational governmental or regulatory authority (“Governmental Authority”), the failure to obtain or make which would have, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to complete the Offer or the Merger.

4.4    Information Supplied.  None of the information supplied to or to be supplied by Buyer or Merger Sub specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9 or (c) the Company Proxy Statement (if required) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), (i) in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company’s stockholders, or (ii) in the case of the Company Proxy Statement, at the time the Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

4.5    Interim Operations of Buyer and Merger Sub.  Buyer and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by the Agreement, and Buyer and Merger Sub have engaged in no business activity, have conducted no operations and have incurred no liability, other than in connection with the transactions contemplated by this Agreement.

4.6    Capital Resources.  Buyer or Merger Sub has, or will have sufficient cash or access to cash to pay the Offer Price to each of the Company’s stockholders and the aggregate Merger Consideration on the Acceptance Date and the Effective Date, respectively.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub concurrently herewith and identified as the “Company Disclosure Schedule.” All exceptions and disclosures set forth in the Company Disclosure Schedule shall be numbered and lettered to correspond to the applicable numbered and lettered sections to which such exception or disclosure refers, provided that the inclusion of any fact or item referenced in one section of the Company Disclosure Schedule shall be deemed to refer to any other section of the Company Disclosure Schedule, whether or not an explicit cross-reference appears, if the applicability of such matter to the other section is readily apparent. For the purpose of statements in this Article V with respect to the Company having made information available to Buyer, it is understood and agreed that such information has been made available to any of Sony Corporation of America (“SCA”), Koninklijke Philips Electronics N.V. (“Philips”) or Buyer.

5.1    Organization and Qualification.  Each of the Company and its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate their respective assets and properties, and to carry on their respective businesses as now conducted, and as currently proposed to be conducted, except where the failure to have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined herein), and (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses requires them to so qualify or be licensed, except where the failure to so qualify or be licensed would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole; provided, however, that any adverse change, event, circumstance, development or effect (x) resulting from the announcement or pendency of the transactions contemplated hereby including, without limitation, any litigation, (y) relating to DRM technology and secured computing technology which does not have a materially disproportionate effect on the Company and (z) resulting from any action required to be taken or prohibited from being taken by the Company pursuant to this Agreement, shall not be considered a Company Material Adverse Effect.

5.2    Capitalization.

(a)    The total authorized capital stock of the Company consists of (i) 120,000,000 shares of common stock, par value $0.001 per share, 98,272,358 shares of which are issued and outstanding as of the date of this Agreement and 242,413 shares of which are held by the Company in its treasury; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued as of the date of this Agreement. Since June 30, 2002, there have been no issuances of shares of the capital stock of the Company other than issuances of shares of Company Common Stock pursuant to options outstanding as of June 30, 2002 under the Company Stock Option Plans. Except as set forth above and in the Company Disclosure Schedule, there are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from the Company. The Company Disclosure Schedule lists, as to each Company Option, the holder, date of grant, exercise price and number of shares subject thereto. As of the date hereof, 19,495,125 shares of Company Common Stock were reserved for issuance upon exercise of Company Options and the stock purchase rights reserved for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan. The Company has made available to Buyer accurate and complete copies of all Company Stock Option Plans and employee stock purchase plans and other similar arrangements pursuant to which the Company or any of its Subsidiaries has ever granted or has assumed or been obligated to assume, Company Options or stock purchase rights, which options or stock purchase rights are outstanding as of the date hereof and the forms of all Company Stock Option Plans and employee stock purchase plans and other similar arrangements evidencing such options and stock purchase rights. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

(b)    Each outstanding share of Company Common Stock is duly authorized and validly issued, fully paid and nonassessable.

(c)    Except for the Company’s obligations under the Rights Agreement (as defined herein) and the rights issued pursuant thereto and except as set forth in Section 5.2, there are currently no outstanding, and, except as permitted pursuant to Section 6.2 or the exercise or cancellation of outstanding options in accordance with their terms, as of the Closing Date, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of the Company or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial or operational performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or properties or calculated in accordance therewith or cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company securities. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of the Company.

(d)    No bonds, debentures, notes or other indebtedness of any type of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding.

5.3    Subsidiaries.  The Company owns, directly or indirectly, all of the outstanding shares of capital stock of (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to) each of the Company’s Subsidiaries. Each outstanding share of capital stock of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances of any type, other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Company Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization and (b) the location of its principal executive office. There are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any Subsidiary to issue, transfer or sell any of the shares of capital stock of any Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as set forth on the Company Disclosure Schedule and except for interests in the Subsidiaries, neither the Company nor any Subsidiary has any ownership interest in any entity.

5.4    Constituent Documents.  True and complete copies of the Certificate of Incorporation and all amendments thereto, the Bylaws as amended and currently in force (or other organizational documents, as applicable), all stock records and all corporate minute books and records of the Company and each of its Subsidiaries, in the case of each of its Subsidiaries, since such entity became a Subsidiary, have been furnished or made available by the Company to Buyer for inspection. The corporate minute books and records of the Company and its Subsidiaries, in the case of each of its Subsidiaries, since such entity became a Subsidiary, accurately reflect, in all material respects, all action taken by the stockholders or the Board of Directors or any committee thereof of the Company and its Subsidiaries and contain true and complete copies, in all material respects, of all resolutions adopted by the stockholders or the Board of Directors or any committee thereof of the Company and its Subsidiaries.

5.5    Authorization of Agreement and Other Documents.  The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement, except, if required, the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock. Assuming that this Agreement constitutes the valid and binding obligation of Buyer and Merger Sub, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.6    No Violation.  Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby in accordance with its terms, will (a) assuming approval of the Merger by the Company’s stockholders, if required, as described in Section 5.5, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or other organizational documents, as applicable) of the Company or any of its Subsidiaries; (b) except as contemplated by Section 2.5, result in a breach or violation of, a default under any of the Company Stock Option Plans or employee stock purchase plans, or any grant or award made under any of the foregoing or under any other agreement, plan or arrangement providing for employee compensation or benefits; (c) assuming all of the required consents and approvals identified in the Company Disclosure Schedule are obtained, violate, conflict with, result in a breach of, constitute a default (with notice or lapse of time or both), or require any consent, under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; (d) assuming the Merger is so approved by the Company’s stockholders, if required, as described in Section 5.5 and assuming all of the required consents and approvals identified in the Company Disclosure Schedule are obtained and all applicable filings identified in the Company Disclosure Schedule are made, would conflict with or violate any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries; or (e) other than the Regulatory Filings identified in the Company Disclosure Schedule, require any consent, approval or authorization of, or declaration of, or filing or registration with, any Governmental Authority; other than, in the case of each of (b) through (e) above, any such items as would not have, individually or in the aggregate, a Company Material Adverse Effect.

5.7    Compliance with Laws.

(a)  As of the date hereof, the Company and each of its Subsidiaries hold all permits, licenses and variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Authorities (the “Permits”) necessary for each of them to own, lease or operate its assets and properties and for the lawful conduct of its business, except where the failure to hold such Permits would not have a Company Material Adverse Effect.

(b)  The Company and each of its Subsidiaries are in compliance with the terms of its Permits, except for any noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  The Company and its Subsidiaries are in compliance with all statutes, laws, ordinances, orders, rules, or regulations of any Governmental Authority (including, without limitation, those related to occupational health and safety, or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, except for any noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

5.8    SEC Documents; Company Financial Statements.

(a)  The Company has filed all registration statements, reports, proxy statements or information statements (as defined in Regulation 14C under the Exchange Act) required to be filed by the Company with the SEC since November 1, 1999 (collectively, the “Company Reports”) and has made all Company Reports available to Buyer together with any information redacted from such Company Reports. As of their respective dates, each of the Company Reports complied and, in the case of filings after the date hereof, will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of the Company Reports as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports as of their respective dates, complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b)  The Company Disclosure Schedule sets forth the (i) consolidated unaudited balance sheets of the Company and its Subsidiaries as of September 30, 2002 (the Company’s unaudited balance sheet is referred to as the “Company Interim Balance Sheet”) and (ii) consolidated unaudited statements of operations of the Company and its Subsidiaries for the three (3)-month and nine (9)-month periods ended on September 30, 2002. The balance sheets and statements of operations set forth in the Company Disclosure Schedule comply in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of September 30, 2002, and the consolidated results of their operations for the period (subject to normal year-end audit adjustments.

(c)  As of the date hereof, neither the Company nor any of its Subsidiaries has any material liability or material obligation of any kind that would be required to be set forth on a balance sheet prepared in accordance with GAAP (whether contingent or otherwise and whether due or to become due), except (i) as set forth on the Company Reports filed prior to the date of this Agreement, (ii) as set forth on the Company Interim Balance Sheet or (iii) as incurred in the ordinary course of business since September 30, 2002, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.9    Real Estate.

(a)  Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate (the “Real Estate”). Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Company Disclosure Schedule as being so leased (the “Leased Premises”). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Buyer or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted by the Company or its Subsidiaries thereon, are, to the Company’s knowledge, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a Company Material Adverse Effect. As of the date hereof, to the Company’s knowledge, no material expenditures are required to be made by the Company or any of its Subsidiaries for the repair or maintenance of any improvements on the Leased Premises which exceed, in the aggregate, $500,000 per year other than routine repairs and maintenance in the ordinary course of business. The Company or its Subsidiaries have valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of all liens, mortgages, pledges, security interests, subleases or levies other than liens for taxes, assessments and other governmental charges which are not yet due and payable and liens which do not interfere with the Company’s ability to operate its business as currently conducted. Neither the Company nor its Subsidiaries are in default under any material agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder.

(b)  As of the date hereof, there are no condemnation proceedings pending against the Company or, to the Company’s knowledge, threatened with respect to any portion of the Leased Premises.

(c)  As of the date hereof, to the Company’s knowledge, the buildings and other facilities located on the Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.

5.10    Intellectual Property.

(a)  For purposes of this Agreement the term (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) patents, utility models and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trade names, trade dress, trademarks, service marks and internet domain names and registrations and applications therefor (“Trademarks”), (iv) copyrights, mask works, integrated circuit topographies, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software, data files, source and object codes, user interfaces, manuals and documentation and any other materials necessary to maintain, modify, upgrade, or enhance such, in each case in all forms in which such is fixed (collectively, “Software”), and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean, collectively, all license, assignment, non-assertion or other agreements relating to any of the items set forth in clauses (A)(i) through (vi) above; (C) “Registered Intellectual Property” shall mean any and all U.S. and non-U.S. (i) Patents (excluding invention disclosures), (ii) Trademark registrations and applications therefor, (iii) copyright registrations and applications therefor, (iv) mask works and integrated circuit topographies registrations and applications therefor, (v) internet domain names, and (vi) any other Intellectual Property that is the subject matter of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority; (D) “Owned Property” shall mean all Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (E) “Licensed Property” shall mean all Intellectual Property that is or has been used in the business of the Company other than the Owned Property; and (F) “Company Property” shall mean the Owned Property together with the Licensed Property.

(b)  The Company Disclosure Schedule sets forth a complete and accurate list of (i) all Owned Property that is Registered Intellectual Property, (ii) all of the Company’s products sold prior to the date hereof (the “Company Products”), (iii) all IP Contracts under which the Company is licensed Licensed Property that is included in the Company Products, (iv) all IP Contracts to which the Company is a party that (A) grant rights under, or include covenants not to sue or rights of non-assertion in respect of Company Products or Owned Property, (B) grant rights to use third-party Intellectual Property incorporated in or required for the use or sale of the Company Products, (C) under which there exists a material current or contingent liability, or (D) are material to the Company’s current or past business; provided, that such list need not include “shrink-wrap” and similar widely available commercial Software licenses (“Shrink Wrap Licenses”).

(c)  (i) The Company or one of its Subsidiaries is the sole and exclusive owner, free and clear of all Liens (other than those arising under an IP Contract listed on the Company Disclosure Schedule), of each item of Owned Property, and, with respect to each item of Owned Property that is Registered Intellectual Property, the Company or one of its Subsidiaries is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Authority as the sole and exclusive owner of record for each registration, grant and application listed in the Company Disclosure Schedule, except for assignments with respect to continuations, divisionals and provisional applications or as otherwise set forth in the Company Disclosure Schedule; (ii) the Company or one of its Subsidiaries has the valid right to use, free and clear of all Liens, royalties or other payment obligations (except for royalties, support or other payment obligations (x) which do not in the aggregate exceed $150,000 per year, or (y) which are payable in respect of Shrink Wrap Licenses or other commercially available Software licenses at standard commercial rates) and otherwise on commercially reasonable terms, all Licensed Property; (iii) the Company and each of its Subsidiaries have obtained from all Persons who are inventors or authors of any Owned Property effective assignments to the Company or one of its Subsidiaries of all rights with respect thereto, other than with respect to copyrightable works that are “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, and, to the knowledge of any of the Company’s officers or employees (other than clerical or support staff), it is not necessary to use any Intellectual Property of any such Persons made prior to their engagement or employment by the Company or its Subsidiaries in connection with any Owned Property; (iv) neither the Company nor any of its Subsidiaries is obligated to pay any royalty, grant any license or right, or provide any other consideration to any Person in connection with any of the Owned Property; and (v) the Company Property includes all the material Intellectual Property that is used in or is necessary for the conduct of the business of the Company and each of its Subsidiaries as currently or in the past conducted and as contemplated to be conducted.

(d)  Except for that Intellectual Property described as abandoned or expired in the Company Disclosure Schedule, (i) all of the Company’s and its Subsidiaries’ rights in the Company Property are valid and enforceable, and the Registered Intellectual Property, unregistered copyrights and trademarks, trade secrets (as defined under relevant law) and other intellectual property, industrial property and proprietary rights included in the Owned Property are valid and enforceable; (ii) except as disclosed in the Company Disclosure Schedule, there are no material facts, proceedings, claims or challenges that cause or would cause any Owned Property to be invalid or unenforceable, and the Company has not received any notice from any Person bringing, threatening to bring such proceedings, claims or challenges; (iii) except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any proceeding, decree, order, judgment, settlement or other similar agreement or stipulation that restricts or potentially restricts in any manner the use, transfer or licensing by the Company or any Subsidiary, or would affect the validity, use or enforceability, of any material Owned Property; (iv) except as disclosed in the Company Disclosure Schedule, no act has been done or omitted to be done by the Company, any of its Subsidiaries or any licensee thereof, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Governmental Authority or any other Person to cancel, forfeit, modify or consider abandoned, any material Owned Property, or give any Person any rights with respect thereto; (v) no officer or employee of the Company or any Subsidiary is subject to any agreement with any other Person or Governmental Authority which requires such officer or employee to assign any interest in inventions or other Intellectual Property to any Persons other than the Company or its Subsidiaries in violation of such officer’s or employee’s assignment agreement with the Company; (vi) other than to the Company’s attorneys, neither the Company nor any of its Subsidiaries has divulged, furnished to or made accessible to any Person who is not subject to an enforceable contractual agreement of confidentiality, any material “trade secret” (as such term is defined under relevant law) included in the Company Property, and all key personnel employed by the Company and its Subsidiaries have signed such enforceable agreements of confidentiality; and (vii) the Company has not entered into any exclusive agreements currently in effect relating to the Company Property with any Person.

(e)  (i) All necessary registration, maintenance and renewal fees in respect of (x) the Patents included among the Owned Property (the “Company Patents”) and (y) the material Owned Property (other than Patents) that is Registered Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities for the purpose of maintaining such Owned Property; (ii) except as disclosed in the Company Disclosure Schedule, the Company Patents disclose patentable subject matter under Section 101 of the Patent Act and its counterparts under non-U.S. law, and there are no inventorship challenges or interferences declared or provoked with respect to any Company Patents; (iii) the Company and its Subsidiaries have complied with the required duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and similar Governmental Authorities (collectively, “Patent Offices”), including the duty to disclose to the Patent Offices all information required to be disclosed under all applicable laws and regulations; and (iv) other than through an IP Contract listed in the Company Disclosure Schedule, no third party, including any academic organization or Governmental Authority, possesses rights to the Patents included among the Owned Property which, if exercised, could enable such party to develop products or services competitive to those of the Company or its Subsidiaries or would have a Company Material Adverse Effect.

(f)  (i) None of the Company, any of its Subsidiaries or any of their respective operations, products or services infringes, misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated, violated or otherwise conflicted with, any Intellectual Property of any Person, and, except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have received any notice or are subject to any actual or threatened proceedings claiming or alleging such; (ii) except as disclosed in the Company Disclosure Schedule, no proceedings or claims in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any material Owned Property are pending, and none have been served by, instituted or asserted by the Company or any such Subsidiary, nor are any proceedings threatened alleging any such infringement, misappropriation or infringement; (iii) except as disclosed in the Company Disclosure Schedule, there are no breaches of or any disputes or threatened disputes concerning any of the material IP Contracts; and (iv) neither the Company nor any of its Subsidiaries have received any written opinion from their counsel that any third party Patents are infringed by any of the Company’s, or any of its Subsidiaries, products or services.

(g)  The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or any of its Subsidiaries in any Company Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Company Property, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments in respect of any Company Property, (iv) materially diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Property or (v) except as disclosed in the Company Disclosure Schedule, result in the material breach or, by the terms of such contract, termination of any IP Contract.

(h)  The Company and its Subsidiaries have not disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder, all or any part of the source code

(including, without limitation, any algorithm or documentation contained in or relating to any source code) of its Company Property.

(i)  For purposes of this Agreement, (i) the term “Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing and (ii) the term “Permitted Encumbrances” shall mean Liens for taxes, assessments and other governmental charges which are not yet due and payable.

5.11    Contracts.

(a)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they nor are any of their assets or properties subject to, any contracts, agreements or arrangements required to be disclosed on Form 10-K, Form 10-Q or Form 8-K under the Exchange Act, which are not filed, and publicly available without redaction, as an exhibit to one or more of the Company Reports filed with the SEC prior to the date hereof.

(b)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any written or oral: (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive an amount in excess of $250,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business); (ii) agreement containing provisions which are in effect as of the date hereof which restrict in any manner the Company’s right to compete with any other person or entity, the Company’s right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company’s employees; (iii) secrecy or confidentiality agreements (except for secrecy and confidentiality agreements which (A) are terminable at will at any time by the Company, (B) do not provide for any payment of consideration and (C) do not contain any “standstill” provision or similar restriction on the Company’s ability to negotiate an acquisition of another entity); (iv) other than as set forth in Section 5.11 of the Company Disclosure Schedule, distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (v) agreement pursuant to which the Company acquired the ownership or control of any material interest (with respect to value) in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement other than as otherwise disclosed herein; (vi) contract or agreement containing change of control provisions relating to the Company; or (vii) any other material agreement not entered into in the ordinary course of business.

(c)  All agreements referred to in this Section 5.11 are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, except to the extent such failures in the aggregate would not cause a Company Material Adverse Effect and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principals of equity. Neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, none of the other parties thereto are in default of a provision under any such agreement except for defaults that would not, individually or in the aggregate, cause a Company Material Adverse Effect and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principals of equity. Neither the Company nor any of its Subsidiaries has been notified in writing that the Company is in default under any such agreement and to the Company’s knowledge no event has occurred which, with the lapse of time, the giving of notice, or both, would become a default of a provision under any such agreement by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party except for defaults that would not, individually or in the aggregate, cause a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement referred to in this Section 5.11 other than in the ordinary course of business.

(d)  Except as set forth in the Company Reports filed prior to the date hereof, other than the Company Stock Option Plans and the Company’s 1999 Employee Stock Purchase Plan, immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement or material consulting agreement.

5.12    Insurance.  The Company has made available to Buyer copies of all insurance policies which, as of the date hereof, are owned by the Company or its Subsidiaries, including, without limitation, those which pertain to the Company’s or its Subsidiaries’ assets, properties, employees or operations. As of the date hereof, all such insurance policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid. To the Company’s knowledge, all such insurance policies cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonable carried by such entities. As of the date hereof, neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies.

5.13    Litigation.  Except as set forth in the Company Reports filed with the SEC prior to the date hereof, (i) there is no litigation or proceeding, including, without limitation, any arbitration proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, which, if adversely determined, would have, individually or in the aggregate, a Company Material Adverse Effect; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Company or any Company Subsidiaries which would have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) to the knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against the Company or any Company Subsidiaries, which seeks to restrain, enjoin or delay the consummation of the Offer or the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type referred to in Section 7.1(c) has been entered or issued.

5.14    Warranties and Product Liability.  The Company has made available to Buyer copies of all agreements containing outbound warranties with respect to the Company’s products and services. There are no material claims or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or Governmental Authority, would be reasonably likely to give rise to a material claim or proceeding.

5.15    Taxes.

(a)  As used in this Agreement, (i) the term “Taxes” means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, alternative minimum, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, estimated, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority (a “Taxing Authority” ) responsible for the imposition, collection or administration of any such taxes, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (B) any liability for any Tax described in the immediately preceding clause (A) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated or combined group, including under Treasury Regulation Section 1.1502-6 or similar state, local or foreign law or pursuant to a tax indemnity, tax sharing or similar agreement, arrangement or understanding; (ii) the term “Returns” means all returns, declarations, reports, statements and other documents (including any related or supporting information, schedules or exhibits) required to be filed in respect of Taxes, including any amendment with respect thereto; and (iii) the term “Code” means the Internal Revenue Code of 1986, as amended.

(b)  There have been properly completed and filed on a timely basis (taking into account all properly obtained extensions) and in correct form all Returns for income taxes and all material Returns for other taxes required to be filed by or with respect to the Company or any of its Subsidiaries. The foregoing Returns were correct and complete in all material respects and the Company and each of its Subsidiaries has paid or there has been paid on its behalf all income Taxes and all material other Taxes due whether or not shown (or required to be shown) on a Return, except for Taxes that are being contested in good faith in appropriate proceedings. An extension of time within which to file any Return which has not been filed has not been requested or granted.

(c)  There are no current or pending audits or examinations of any Return relating to the Company or any of its Subsidiaries, and no such audits or examinations have been proposed in a writing delivered to the Company or, to the knowledge of the Company, otherwise. No issues have been raised in a writing delivered to the Company or, to the knowledge of the Company, otherwise (and are currently pending) by any Taxing Authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns or the assessment of Taxes have been given by the Company or any of its Subsidiaries (or with respect to any Return which a Taxing Authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected in the financial statements contained in the most recent Company Report.

(d)  The accruals and reserves for unpaid Taxes of the Company or any of its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report are adequate in accordance with GAAP to cover all taxes accrued or accruable through the date thereof. The Company has no liability for unpaid Taxes incurred after the most recent Company Report other than Taxes incurred by it in the ordinary course of business.

(e)  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing consolidated, combined or similar Returns other than the group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its Subsidiaries.

(f)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g)  The Company and each of its Subsidiaries has complied in all material respects with the provisions of the Code (and similar provisions under any other laws) relating to the withholding and payment of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all material amounts required to be withheld and paid over.

(h)  No claim has ever been made in a writing delivered to the Company or, to the knowledge of the Company, otherwise by a Taxing Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where such entity does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i)  The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)  Except for liens for real and personal property taxes that are not yet due and payable, there are no liens for any material Tax upon any of the assets or properties of the Company or any of its Subsidiaries.

(k)  Neither the Company nor any of its Subsidiaries owns an interest in an entity that would be treated as a partnership for federal income tax purposes.

(l)  Neither the Company nor any of its Subsidiaries has been required to make, nor has there been proposed, any adjustment pursuant to Section 481 of the Code.

(m)  The Company is not a collapsible corporation under Section 341 of the Code and has not filed an election as a consenting corporation under Section 341(f).

5.16    Employee Matters.

(a)  The Company Disclosure Schedule contains a list of all material “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (sometimes referred to herein as “Pension Plans”), material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and any other material plan, fund, program, arrangement or agreement (including any employment or consulting agreement) to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, life, bonus, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits (each of which, together with each Pension Plan or Welfare Plan, shall be referred to as a “Benefit Plan” and all of which shall be collectively referred to as the “Benefit Plans”) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries. The Company has delivered or made available to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract or insurance policy or contract relating to any Benefit Plan, and (v) the most recent determination letter from the Internal Revenue Service, if any. Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements. No Benefit Plans other than those listed on the Company Disclosure Schedule have been adopted or approved nor has the Company or any of its Subsidiaries undertaken or committed to make any material amendments to, or to adopt or approve any new, Benefit Plans (other than amendments required by applicable law).

(b)  Each Pension Plan has been the subject of a favorable determination letter from the Internal Revenue Service, or a timely application therefor has been filed, to the effect that such Pension Plan is qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification, to the Company’s knowledge; and no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c)  Neither the Company, nor any of its Subsidiaries, nor any other Person that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d)  With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code and any Benefit Plan, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(e)  Neither the Company nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA at no material expense to the Company or any of its Subsidiaries.

(f)  All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and the Company or its Subsidiaries are not obligated to contribute with respect to any Benefit Plan that involves a funding waiver arrangement.

(g)  To the Company’s knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

(h)  There are no pending or, to the Company’s knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, to the Company’s knowledge, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or, to the Company’s knowledge, any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(i)  Nothing in this Agreement or any of the transactions contemplated hereunder will: (i) other than pursuant to Section 2.5 hereof, trigger a right, whether or not conditioned upon termination of employment or changes in duties or responsibilities, of any employee of the Company or any of its Subsidiaries to severance or deferred compensation, (ii) trigger a right or payment, whether or not conditioned upon termination of employment or changes in duties or responsibilities, that would be considered a parachute payment within the meaning of Section 280G of the Code or any reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code, or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

(j)  No Benefit Plan is an unfunded plan of deferred compensation. There are no outstanding loans made by the Company or any of its Subsidiaries in excess of $50,000 for an individual or $500,000 in the aggregate, nor any outstanding commitments on the part of the Company or any of its Subsidiaries to make loans in excess of such amounts, to any current or former directors, officers, employees, consultants or independent contractors of the Company or any of its Subsidiaries.

(k)  No Benefit Plan is subject to the laws of any jurisdictions outside of the United States.

5.17    Labor Matters.

(a)  As of the date hereof, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and during the past three (3) years, there has not been any such action; (ii) to the knowledge of the Company, there are no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or currently negotiating any such agreement, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, does any question concerning representation exist with respect to such employees; (v) neither the Company nor any of its Subsidiaries is delinquent in payments which have become due to any of its employees for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (vi) except for the amount set forth on Section 5.17(a)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay or other perquisites (not including any accelerated vesting of options), except as may otherwise be required by state or federal law; and (vii) the employment of each of the Company’s or its Subsidiaries’ employees is terminable at will without cost to the Company or any of its Subsidiaries, except pursuant to employment agreements disclosed on the Company Disclosure Schedule or required under the Benefit Plans and payment of accrued salaries or wages and vacation pay.

(b)  With respect to any persons employed by the Company and its Subsidiaries, (i) to the Company’s knowledge the Company and its Subsidiaries have not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Company’s knowledge, as of the date hereof, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company and its Subsidiaries.

(c)  To the Company’s knowledge, the Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S.

companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(d)  The Company and its Subsidiaries have made available to Buyer a list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company and its Subsidiaries, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses and fringe benefits in effect as of the date hereof. The Company and its Subsidiaries have withheld all material amounts required to be withheld from wages by any applicable laws.

(e)  As of the date hereof, no employee of the Company or any Subsidiary has given notice to the Company or any of its Subsidiaries, and, to the Company’s knowledge, no such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(f)  All current employees, consultants and independent contractors of the Company and its Subsidiaries have entered into valid and binding confidential or proprietary information and inventions agreements with the Company and/or its Subsidiaries.

5.18    Environmental Matters.

(a)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Subsidiary complies with all applicable Environmental Laws; (ii) there has not been any Release or, to the knowledge of the Company, any threatened Release of any Hazardous Substance, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by the Company or any Company Subsidiary; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company of any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other similar arrangement with any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability of the Company or any of its Subsidiaries under any Environmental Law or relating to Hazardous Substances; and (v) to the Company’s knowledge, there are no circumstances or conditions involving the Company or any of its Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claims, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

(b)  For the purposes of this Agreement (i) “Environmental Law” means all national, regional, federal, state, local or municipal statutes, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals or requirements of authorizations of any Governmental Authority relating to the environment, natural resources, safety or health of humans or other living organisms, including the manufacture, distribution in commerce, and use of, or Release to the natural environment of, Hazardous Substances; (ii) “Hazardous Substance”

means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated or restricted by or under any Environmental Law; and (iii) “Release” means any release, pumping pouring, emptying, injecting, escaping, leaching migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

5.19    Affiliated Transactions.  Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) with a “Related Party” of a type and amount required to be disclosed pursuant to Regulation S-K. For purposes of this Agreement, the term “Related Party” shall mean: any present officer or director of the Company or any of its Subsidiaries, any ten percent (10%) stockholder (including any officers or directors thereof) or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. Prior to the Closing, all amounts due and owing to or from the Company or its Subsidiaries by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full.

5.20    Absence of Certain Changes or Events.  Except for transactions contemplated or permitted by this Agreement, since June 30, 2002 through the date of this Agreement: (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course of business; (ii) there has not been a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries has taken any action, or failed to take an action, which if such action or failure occurred during the period from the date of this Agreement to the Closing Date would constitute a breach or violation of Sections 6.2(ii)-(xi).

5.21    No Brokers.  Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm, except for the Company Financial Advisor, which may result in the obligation of the Company, Buyer, Merger Sub or their respective Subsidiaries to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.22    Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Company Common Stock pursuant to the transactions contemplated by this Agreement is fair, from a financial point of view, to such stockholders (other than the Buyer and its affiliates).

5.23    Information Supplied.  None of the information supplied or to be supplied by the Company or any of its affiliates, directors, officers, employees, agents or representatives specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9 or (c) the Company Proxy Statement (if required) will (except to the extent revised or superseded by amendments or supplements contemplated hereby) will (i) in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company’s stockholders, or (ii) in the case of the Company Proxy Statement, at the time the Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer or Merger Sub specifically for inclusion or incorporation by reference therein.

5.24    State Takeover Statutes.  The Company has taken all actions required to be taken by it in order to exempt this Agreement, Stockholder Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby. To the Company’s knowledge, no other “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, Stockholder Agreement or any of the transactions contemplated hereby and thereby.

5.25    Rights Agreement.  The Company has taken all action necessary or appropriate to amend its Rights Agreement, dated as of June 8, 2001, between the Company and Fleet National Bank (the “Rights Agreement”) (the “Rights Agreement Amendment”) so that the execution of this Agreement, the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any rights or enable or require such rights to separate from the shares of the Company’s capital stock to which they are attached or to be triggered or become exercisable. The Company has made available to Buyer a copy of the Rights Agreement Amendment.

5.26    Absence of Certain Business Practices.  Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of the Company or any Subsidiary, nor any other Person acting on its behalf, directly or indirectly, has, to the Company’s knowledge, (i) used any funds for unlawful contributions or unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or companies or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.27    Required Stockholder Vote; Board Approval.

(a)  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required, if at all, by law, the Certificate of Incorporation or Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

(b)  The Company’s Board of Directors has adopted resolutions approving the Recommendations.

ARTICLE VI

COVENANTS

6.1  Alternative Proposals.

(a)  Prior to the time at which Buyer’s designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees that neither it nor any of its Subsidiaries shall, and it shall not permit its and its Subsidiaries’ officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the “Representatives”) to, (i) directly or indirectly initiate, solicit or in any way encourage any inquiries or the making, implementation or announcement of any proposal or offer (including, without limitation, any proposal or offer to the stockholders of the Company) with respect to a merger, reorganization, acquisition, tender offer, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of, fifteen percent (15%) or more of the net revenue, net income or assets or fifteen percent (15%) or more of any class of equity securities of, the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”), (ii) directly or indirectly engage in any negotiations concerning, provide any confidential information or data to, any person relating to any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal and (iii) enter into any letter of intent, agreement or understanding with any Person other than Buyer or Merger Sub with the intent to effect any Alternative Proposal (other than the confidentiality and standstill agreements contemplated by Section 6.1(b)).

(b)  Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Date and to the extent the Company receives an Alternative Proposal that its Board of Directors determines, after consultation with its legal and financial advisors, is reasonably likely to lead to a Superior Proposal (as defined herein), the Company and its Representatives may engage in any negotiations concerning, provide any confidential information or data to or otherwise have any discussions with, any person relating to such Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement such Alternative Proposal. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written Alternative Proposal involving a majority of the net revenue, net income or assets of the Company and its Subsidiaries or a majority of the Company Common Stock or the voting power of the Company that the Company’s Board of Directors determines in good faith, after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation and outside legal counsel, (i) is more favorable from a financial point of view to the Company’s current stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement, (ii) is made by a third party that has the financial capability to consummate such Alternative Proposal and (iii) is reasonably capable of being consummated, in each case, taking into account all of the relevant facts and circumstances, including, without limitation, conditions to consummation, required regulatory approvals, and the fees payable to Buyer in accordance with Section 8.5 of this Agreement. In addition to the obligations of the Company set forth in this Section 6.1, the Company shall promptly give oral and written notice to Buyer of each inquiry, offer, proposal or request for nonpublic information received by the Company with respect to any Alternative Proposal and each request for a waiver or release under any standstill or similar agreement, and, prior to entering into any negotiation, providing any information or having discussions regarding an Alternative Proposal, the Company shall give Buyer written notice of the identity of the Person making the Alternative Proposal and a copy of the Alternative Proposal (if in written or electronic form) or a written summary of the material terms thereof (if communicated to the Company and its Representatives orally). In addition, the Company shall inform Buyer promptly of all material developments with respect to the status and the terms of any substantive discussions or negotiations with respect to an Alternative Proposal and shall provide Buyer copies of such written proposals and any material amendments or revisions thereto or material correspondence related thereto. Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities, the Company shall enter into a customary confidentiality agreement with such person or entity (if the Company has not already entered into a customary confidentiality agreement with such person or entity in connection with its exploration of strategic alternatives), it being understood that such confidentiality agreement (x) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (y) shall be no less favorable to the Company than the SCA Confidentiality Agreement, and the Company shall provide Buyer with a copy of such nonpublic information delivered to such person promptly following its delivery to the requesting party or, to the extent that such nonpublic information has been previously furnished by the Company to Buyer, advise Buyer of the nature of such nonpublic information delivered to such person promptly following its delivery to the requesting party.

(c)  Nothing contained herein, shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if in the good faith judgment of its Board of Directors, after consultation with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

(d)  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person (other than Buyer) that have been conducted heretofore with respect to a potential Alternative Proposal. The Company agrees to inform the following persons of the obligations undertaken in this Section 6.1: its and its Subsidiaries’ officers, directors, key employees, financial advisors and any other persons who would reasonably be expected to take the types of actions prohibited by this Section 6.1.

6.2    Interim Operations.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VIII hereof or until such time as Buyer’s designees shall constitute a majority of the members of the Board of Directors of the Company, except as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to:

(i)  conduct their respective operations according to their usual, regular and ordinary course and take no action which would reasonably be expected to adversely affect its ability to consummate the transactions contemplated by this Agreement;

(ii)  use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees (excluding administrative staff) and maintain satisfactory relationships with those persons having significant business dealings with them;

(iii)  not (A) amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments or (B) amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including, without limitation, redemption of the rights issued pursuant to the Rights Agreement or any action to facilitate an Alternative Proposal;

(iv)  promptly notify Buyer of any Company Material Adverse Effect (or any occurrence or existence of any event which is reasonably likely to result in a Company Material Adverse Effect) without regard to clause (z) of the proviso in the definition thereof set forth in Section 5.1, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or any breach of (or the occurrence or existence of any event which is reasonably likely to result in any breach of) any representation or warranty contained herein that is reasonably likely to result in the conditions set forth Annex A not being capable of satisfaction on or before the Outside Date;

(v)  not modify, extend the term or forgive or cancel any outstanding loans owed to the Company or any of its Subsidiaries by any current or former directors, officers, employees consultants or independent contractors of such entities other than any modification, extension, forgiveness or cancellation pursuant to contractual rights existing on the date hereof as disclosed on the Company Disclosure Schedule;

(vi)  promptly deliver to Buyer true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vii)  not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not set forth on the Company Disclosure Schedule to acquire any shares of its capital stock or such securities; (C) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock; (D) increase any compensation or enter into or amend any employment agreement or arrangements with any of its present or future officers, directors or employees; (E) grant any severance or termination package to any director, officer, employee or consultant other than rights set forth on the Company Disclosure Schedule; (F) hire any new employee who shall have, or terminate the employment of any current employee who has an annual salary in excess of $100,000; (G) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend, except as required by applicable law (in which case the Company should provide prompt written notice to Buyer following such adoption), any existing Benefit Plan in any material respect, except for changes which are not more favorable to participants in such plans; (H) other than in the ordinary course of business, enter into any transaction with any director or executive officer of the Company or any of its Subsidiaries or any immediate family member of any such director or executive officer other than rights set forth on the Company Disclosure Schedule; or (I) except in the ordinary course of business, hire any additional consultants or independent contractors or enter into or extend the term of any consulting or independent contractor relationship;

(viii)  not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

(ix)  not enter into any agreement, commitment or transaction, or agree to enter into any such agreement or transaction, or modify or extend any such agreement or transaction, involving payments by the Company in excess of $50,000 individually or $250,000 in the aggregate, including, without limitation, a purchase, sale, lease or other disposition of assets or capital stock (including, without limitation, securities of Subsidiaries);

(x)  not enter into any transaction involving a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization or restructuring;

(xi)  not sell, assign, transfer, encumber, enter into any outbound license or covenant not to sue with respect to, grant any exclusive right with respect to, or otherwise dispose of any Company Property;

(xii)  not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;

(xiii)  not make any loans, advances or capital contributions to, or investments in, any other Person;

(xiv)  except as described in the Company Disclosure Schedule, not make or commit to make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(xv)  not apply any of its assets or properties to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of any affiliate or Related Party or enter into any transaction with any affiliate or Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees, directors or consultants of the Company or its Subsidiaries);

(xvi) not make any changes in accounting methods, principles or practices in effect as of the date hereof, other than as required by GAAP and good accounting practices;

(xvii) not grant or make any mortgage or pledge or subject itself or any of its material assets or properties to any material lien, charge or encumbrance of any kind, except Permitted Encumbrances;

(xviii) not alter, amend or revoke any Tax election or method of accounting with respect to Taxes or settle or compromise any material Tax claim;

(xix) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect;

(xx) except as required in accordance with GAAP, not revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

(xxi) not settle any legal proceedings, whether now pending or hereafter made or brought;

(xxii) not modify or amend, or terminate, or waive, release or assign any material rights or claims with respect to, any material agreement or arrangement to which it is a party;

(xxiii) pursuant to or within the meaning of any bankruptcy law, not (A) commence a voluntary case, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consent to the appointment of a custodian of it or for all or substantially all of its property or (D) make a general assignment for the benefit of its creditors;

(xxiv) (A) other than in the ordinary course of business, not amend, modify, assign, terminate, reject, cancel or fail to exercise a right of renewal or extension, any IP Contract; or (B) continue to diligently prosecute all claims in the Company Patent applications and maintain and not abandon any Company Property; and

(xxv) not authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions.

6.3 Meeting of Company Stockholders. If the Company Stockholder Approval is required by law, the Company shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholder in connection with the Merger (the “Company Stockholder Meeting”) as promptly as practicable following the expiration of the Offer for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.1(c), (i) the Company’s Board of Directors shall include in the Company Proxy Statement its recommendation of approval and adoption by its stockholders of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) neither the Company’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Recommendations in a manner adverse to Buyer or take any action or make any statement inconsistent with the Recommendations and (iii) the Company shall take all lawful action to solicit the Company Stockholder Approval, including, without limitation, timely mailing the Company Proxy Statement. If Merger Sub shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock in the Offer (and is permitted under Section 253 of the DGCL), subject to the satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, the parties hereto will take all necessary actions to cause the Merger to become effective, as soon as practicable after the final acceptance of such shares pursuant to the Offer, without a meeting of stockholders, in accordance with Section 253 of the DGCL. Buyer will vote all shares of Company Common Stock it holds in favor of the Merger.

6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Buyer shall: (a) promptly make their respective Regulatory Filings and thereafter make any other required submissions under, the HSR Act and applicable foreign antitrust laws and regulations with respect to the Offer and the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding such filing, consent, approvals, permits or authorizations and not independently participate in any meeting with any Governmental Authority in respect thereof without giving the other party prior notice of the such meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate; (d) use commercially reasonable efforts to obtain all consents under or with respect to, any Permit, contract, lease, agreement, purchase order, sales order or other instrument, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (e) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided that notwithstanding any provisions in this Agreement to the contrary, Buyer shall not be required to (i) litigate against any Governmental Authority or (ii) agree to hold separate or to divest any of the material businesses, product lines or assets of Buyer or the Company or any of their respective Subsidiaries.

6.5 Inspection of Records. From the date hereof until such time as Buyer’s designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Buyer reasonable access at all reasonable times to the offices, records (including, without limitation, all Return of the Company and related workpapers) and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Buyer in connection with providing access in accordance with the foregoing. All information disclosed by the Company to Buyer and its representatives shall be subject to the terms of (i) the Confidentiality Agreement dated as of May 16, 2002 between SCA and the Company (the “SCA Confidentiality Agreement”) and (ii) the Confidentiality Agreement dated as of July 8, 2002 between Philips and the Company (the “Philips Confidentiality Agreement”).

6.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Offer, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable laws or regulations of the New York Stock Exchange, the NASDAQ National Market System or other securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

6.7 Company Proxy Statement.

(a) If the Company Stockholder Approval is required by law, the Company shall promptly prepare and file with the SEC as soon as practicable following expiration of the Offer. The Company shall cause the Company Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to such filing, the Company shall afford Buyer a reasonable opportunity to review and comment on the proposed form of the Company Proxy Statement, and neither the Company Proxy Statement, nor any amendment or supplement to the Company Proxy Statement, will be made by the Company without the approval of Buyer, which approval shall not be unreasonably withheld.

(b) The Company shall notify Buyer promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Company Proxy Statement. The Company shall supply Buyer with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Company Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or affiliates which should be described in an amendment or supplement to the Company Proxy Statement, the Company shall inform Buyer promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Company Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable law, disseminated to the persons and in the manner required.

6.8 Further Action. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the SEC of the Company Proxy Statement (if required), and any necessary amendments or supplements to any thereof; (ii) seeking to have each such proxy statement cleared by the SEC as soon as reasonably practicable after filing; (iii) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other person or entity; (iv) subject to the last sentence in this Section 6.8, lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Authority of competent jurisdiction; (v) providing all such information about such party, its Subsidiaries and its officers, directors and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (viii) in general, consummating and making effective the transactions contemplated hereby. Notwithstanding any provisions in this Agreement to the contrary, (x) none of Buyer or any of its affiliates or any of its or their respective officers, directors or managers, as the case may be, shall be required to litigate against any Governmental Authority and (y) Buyer shall not be required to agree to hold separate or to divest any material business, product line or asset or property (or any material amount of assets or properties) of Buyer, any member of Buyer, the Company or any of their respective Subsidiaries, or otherwise to agree to any material restriction on any business of Buyer, any member of Buyer, or any of their respective Subsidiaries, or on the ownership or operation of the Company by Buyer.

6.9 Expenses. Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise expressly provided for herein.

6.10 Indemnification of Directors and Officers.

(a) Until six (6) years from the Effective Time, unless otherwise required by Law, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of directors, officers, employees and agents that are set forth in the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof.

(b) From and after the Effective Time, Buyer and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, reasonable expenses (including reasonable attorneys’ fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Buyer and the Surviving Corporation and Buyer and the Surviving Corporation shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) Buyer and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim; provided that Buyer and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 6.10 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company’s Certificate of Incorporation and Bylaws provide for the maximum indemnification permitted by law.

(c) Without limiting any of the obligations of Buyer set forth elsewhere in this Section 6.10, Buyer shall maintain in effect, during the six (6)-year period commencing as of the Effective Time, a policy of directors’ and officers’ liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of the Company’s existing policy of directors’ and officers’ liability insurance; provided, however, that Buyer shall not be required to pay a per annum premium in excess of 200% of the per annum premium that the Company currently pays for its existing policy of directors’ and officers’ liability insurance (it being understood that, if the premium required to be paid by Buyer for such policy would exceed such 200% amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium in such 200% amount); provided further, however, that, prior to the Effective Time, the Company may purchase such insurance on a prepaid noncancellable basis, so long as the premium is not in excess of 300% of the per annum premium that the Company currently pays for its existing policy of directors’ and officers’ liability insurance in which case, Buyer shall have no obligations to maintain such insurance.

6.11 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Buyer and Merger Sub and their respective members of their Boards of Directors or Board of Managers, as the case may be, shall grant such approvals to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

6.12    Standstill Agreements.  Effective immediately following the date of this Agreement, the Company hereby waives and releases the standstill and other similar restrictions in the SCA Confidentiality Agreement.

6.13     FIRPTA Certification.  On the Expiration Date and immediately prior to the Effective Time, the Company shall provide to Buyer and to the members of Buyer a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The Company shall timely deliver to the Internal Revenue Services the notification required under Treasury Regulation Section 1.897-(2)(h)(2).

ARTICLE VII

CONDITIONS

7.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived in accordance with the provisions of Section 8.6 hereof):

(a)    If required by law, the Company Stockholder Approval shall have been obtained.

(b)    No preliminary or permanent injunction or other order or decree by any court or other Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger or materially changing the terms or conditions of this Agreement shall have been issued and remain in effect.

(c)    Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

ARTICLE VIII

TERMINATION

8.1    Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the mutual written consent of Buyer and the Company.

8.2    Termination by Either Buyer or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by action of either the Board of Managers of Buyer or the Board of Directors of the Company if (a) if the Acceptance Date shall not have occurred on or before February 28, 2003 (the “Outside Date“); provided, however, that, if the Offer shall not have been consummated by such date and the required approvals have not been received under the antitrust or anticompetition laws or regulations of the European Union or any member state of the European Union, then the Outside Date shall be extended to June 30,

2003; provided further, that the right to terminate this Agreement under this Section 8.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to occur on or before such date; or (b) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable.

8.3    Termination by the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date, by action of the Board of Directors of the Company, if (a) Buyer or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform is not capable of being cured on or before the Outside Date; or (b) the Board of Directors of the Company has provided written notice to Buyer that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 6.1 in all material respects, (ii) the Company shall have attached the most current written version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice, (iii) the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that such action is consistent with the fiduciary duties of the Board of Directors of the Company, (iv) Buyer does not make, within eight (8) days after receipt of the Company’s written notice, an offer that the Board of Directors of the Company shall have determined in good faith (after consultation with its outside legal and financial advisors) is as favorable to the stockholders of the Company as such Superior Proposal; provided, that a separate five (5) day period shall be applicable with respect to each subsequent notice of a Superior Proposal delivered to Buyer and (iv) the Company pays the termination fee contemplated by Section 8.5(a) concurrently with entering into such binding written agreement.

8.4    Termination by Buyer. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date, by action of the Board of Managers of Buyer, if (a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in clauses (a) or (b) of Annex A are not capable of being satisfied on or before the Outside Date; or (b) (i) the Company’s Board of Directors shall have withdrawn, or adversely modified its Recommendations (or determined to do so); (ii) the Company’s Board of Directors shall have failed to include in the Schedule 14D-9 the Recommendations; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Alternative Proposal; and (iv) Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in Section 6.1 of this Agreement.

8.5    Effect of Termination and Abandonment
.
(a)    In the event that this Agreement is terminated (i) pursuant to Section 8.2(a) or 8.4(a) (and such breach shall have been an intentional breach of a covenant) at any time when an Alternative Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and not withdrawn prior to the date of such termination and within nine (9) months from the date of any such foregoing termination, the Company enters into a definitive agreement with any third party with respect to an Alternative Proposal or any such transaction is consummated or (ii) pursuant to Section 8.3(b) or 8.4(b), then, in each such case, the Company shall, upon termination of this Agreement (or in the case of termination pursuant to clause (i) of this Section 8.5(a), upon the earlier to occur of the execution of such definitive agreement and such consummation) pay Buyer a non-refundable fee, by wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to (A) $16,000,000 plus (B) all of Buyer’s actual out-of-pocket costs and expenses incurred in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, but not limited to, legal, professional and service fees and expenses (the “Transaction Expenses“); provided, however, that the aggregate reimbursement amount of all Transaction Expenses shall not exceed $2,500,000. The parties acknowledge that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.

(b)    In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of this Agreement; provided that the obligations of the parties pursuant to this Section 8.5 and the provisions of Sections 6.6 (Publicity), 6.9 (Expenses), 6.12 (Standstill Agreements), 9.2 (Notices), 9.3 (Assignment, Binding Effect), 9.6 (Governing Law) and 9.13 (Enforcement of Agreement), which obligations shall survive the termination of this Agreement.

8.6    Extension; Waiver.  At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations; Warranties and Agreements.  None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Date, except (i) the agreements contained in Sections 2.4 (Conversion of Shares), 2.5 (Stock Options), 2.6 (Exchange of Certificates Representing Company Common Stock), 2.7 (Taking of Necessary Action; Further Action), 6.9 (Expenses), 6.10 (Indemnification of Directors and Officers) and Articles III and IX shall survive the Merger.

9.2    Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or sent by internationally recognized courier, to the parties at the following addresses or facsimile numbers:

If to Buyer or Merger Sub:

FIDELIO ACQUISITION COMPANY, LLC
c/o Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Fax: (212) 259-6333
Attn: Morton A. Pierce, Esq.

and:

FIDELIO ACQUISITION COMPANY, LLC
c/o Brobeck Phleger & Harrison LLP
2000 University Avenue
East Palo Alto, California 94303
Fax: (650) 331-8100
Attn: Rod J. Howard, Esq.

If to the Company:

INTERTRUST TECHNOLOGIES CORPORATION
4800 Patrick Henry Drive
Santa Clara, California 95054
Fax: (408) 855-0144
Attn: David Lockwood

With copies to:	and to:

Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square	525 University Avenue, Suite 1100
New York, New York 10035	Palo Alto, California 94301
Fax: (212) 735-2000	Fax: (650) 470-4570
Attn: Roger S. Aaron, Esq.	Attn: Kenton J. King, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon electronic confirmation of receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt and (iv) if delivered by international courier to the address as provided in this Section 9.2, be deemed given upon delivery as indicated in the records of such courier (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

9.3    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 2.4, 2.5, and 2.6, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.4    Entire Agreement.  This Agreement, the Exhibits, the Company Disclosure Schedule, the SCA Confidentiality Agreement, the Philips Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.5    Amendment.  This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors (other than an amendment to increase the Merger Consideration, which may be made by Buyer without further approval of the Company), at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.6    Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules of any jurisdiction. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

9.7    Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.8    Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

9.9    Interpretation.  In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative; (ii) each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect; and (iii) no limitation in any representation, warranty, covenant or closing condition shall be construed to limit any other representation, warranty, covenant or closing condition unless such limitation is expressly made applicable to such other representation, warranty, covenant or closing condition. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

9.10    Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11    Incorporation of Exhibits.  The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.12    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.13    Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14    Parties in Interest.  Except for the provisions of Section 6.10, this Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies. The provisions of Section 6.10 are specifically intended for the benefit of the Indemnified Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

FIDELIO ACQUISITION COMPANY, LLC

By:	/s/ Elizabeth Coppinger
Name: Elizabeth Coppinger Title: Manager

By:	/s/ Ruud Peters
Name: Ruud Peters Title: Manager

FIDELIO SUB, INC.

By:	/s/ Elizabeth Coppinger
Name: Elizabeth Coppinger Title: Vice President

By:	/s/ Ruud Peters
Name: Ruud Peters Title: Vice President

INTERTRUST TECHNOLOGIES CORPORATION

By:	/s/ David Lockwood
Name: David Lockwood Title: Chief Executive Officer and President

[Signature Page of Agreement and Plan of Merger]

ANNEX A

Conditions of the Offer

Notwithstanding any other term of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless prior to the Expiration Date (as defined in the Offer) (the “Expiration Date”) (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added together with any shares of Company Common Stock then owned by Buyer and Merger Sub, represent at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger (determined on a fully diluted basis) (the “Minimum Condition”) and (ii) any waiting period (or extension thereof) under the HSR Act and any other requisite waiting periods (or extension thereof) under applicable European Union antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89) and applicable antitrust laws and regulations of member states of the European Union shall have expired or been terminated, in each case, applicable to the purchase of Company Shares pursuant to the Offer or to the Merger. Furthermore, notwithstanding any other term of the Offer or this Agreement, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, if, at any time on or after the date of this Agreement and prior to the Expiration Date, any of the following conditions exists and is continuing (other than as a result of any action or inaction of Buyer that constitutes a breach of this Agreement):

(a)      The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall not be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent such representations and warranties speak of a specified earlier date, in which case such representations and warranties shall not be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    The Company shall not have performed, in all material respects, all of its covenants and agreements contained this Agreement that are required to be performed by the Company at or prior to the Expiration Date;

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(c)    From the date of this Agreement through the Expiration Date, there shall have occurred any event that has had a Company Material Adverse Effect;

(d)    A preliminary or permanent injunction or other order or decree by any court or other Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Offer or the Merger or materially changing the terms or conditions of this Agreement shall have been issued and remains in effect.

(e)    All material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement that were identified in the Company Disclosure Schedule, if any, shall not have been obtained or made, except for filings with the Secretary of State in connection with the effectiveness of the Merger and any other documents required to be filed at or after the Effective Time; or

(f)    This Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Buyer and Merger Sub and may, subject to the terms of this Agreement, be waived by Buyer and Merger Sub in whole or in part at any time and from time to time in their reasonable discretion, except that Buyer and Merger Sub shall not waive the Minimum Condition without the consent of the Company. The failure by Buyer or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Annex A is a part.

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